IN THE SUPERIOR COURT FOR THE STATE OF ALASKA

THIRD JUDICIAL DISTRICT AT ANCHORAGE

NYACAU, LLC, BEAR LEASING, LLC, and)
DR. J. MICHAEL JAMES,)
Plaintiffs,)
v.)
)
GOLDRICH MINING COMPANY and)
GOLDRICH PLACER, LLC,)
Defendants.)
) Case No. 3AN-19-12076 CI

ORDER RESUBMITTING CLAIM TO ARBITRATION PANEL FOR CLARIFICATION AND CONFIRMING ARBITRATION AWARD TO DR. JAMES

On December 31, 2019, Plaintiffs filed an Application for Order to Confirm Arbitration Award and Enter Judgment, together with proposed final judgments. On February 28, 2020, Defendants filed an Application for Modification and Correction of Arbitration Award, for Vacation of the Award, or for Resubmission to Arbitration Panel for Clarification. Having reviewed the applications, the partial opposition, and reply, the applications are granted in part.

After an arbitration award is issued, a party may seek to confirm the arbitration award with the court.[1] In addition, the court has authority to modify, correct, or vacate an arbitration award under certain circumstances.[2] If there is a

[1] AS 09.43.490.
[2] AS 09.43.500-.510.

pending application to confirm, modify, correct, or vacate an arbitration award, the court can submit the claim to the arbitrator to clarify the award.[3]

1. Resubmission to Arbitration Panel for Clarification

Based on the parties' agreement, the court grants the request to resubmit a claim to the arbitrator to clarify section VII (paragraphs 104 - 110) of the Partial Final Award related to Claimants' Claim of Overcharges for 2012 Reclamation. Specifically, the arbitration panel is requested to clarify the specific amounts owed under this section, including any pre-Award interest, together with the identification of the specific entity entitled to recover such amounts. The parties appear to dispute whether the specific entity entitled to recover any amounts owed under this section is Goldrich NyacAU Placer, LLC or NyacAU, LLC.

2. Confirmation of Award to Dr. James

The Partial Final Award addresses Michael James' damages claims in section XVIII (paragraphs 193 - 199). The arbitration panel awarded Dr. James $59,500, plus prejudgment interest at 5% from the stock purchase date, for his stock purchase reimbursement claim.[4] The arbitration panel also awarded Dr. James $9,858 for his personal expenses incurred related to the 2012 reclamation

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[3] AS 09.43.470(d)(3).

[4] Defs.' Application, Ex. A, Partial Final Award, ¶ 198.

"plus prejudgment interest thereon at 5%, as calculated by Greisen to August 2015, and thereafter to the date of this Partial Final Award."[5]

The only opposition raised by Defendants regarding the award to Dr. James is the calculation of the prejudgment interest on the principal amount of $9,858. The Partial Final Award specifically references page 8 of Greisen's report, which calculates prejudgment interest at 5% on $9,858 from July 10, 2012 through August 22, 2018 to be approximately $3,015.[6] Defendants assert that the award must be modified to correct a mathematical miscalculation because calculation of prejudgment interest through August 22, 2015 amounts to $1,523.26. However, the Partial Final Award is clear that prejudgment interest continued to accrue through the date of the Partial Final Award. Accordingly, it is unnecessary to modify or correct the award regarding the calculation of prejudgment interest. While the court recognizes the discrepancy between the August 22, 2015 and August 22, 2018 dates, there is no question that Dr. James is entitled to prejudgment interest to the date of the Partial Final Award. Dr. James is not receiving a double recovery on the amount of prejudgment interest awarded to him, as reflected in the calculation on the proposed final judgment submitted on March 12, 2020. The court confirms the arbitration award to Dr. James and enters a final judgment.

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[5] *Id.* ¶ 199.
[6] Defs.' Application, Ex. F, Greisen Report at 8.

3. Conclusion

For the foregoing reasons, Plaintiffs' Application for Order to Confirm Arbitration Award and Enter Judgment and Defendants' Application for Modification and Correction of Arbitration Award, for Vacation of the Award, or for Resubmission to Arbitration Panel for Clarification are granted in part. All other issues raised in the applications are held in abeyance until the arbitration panel clarifies the award related to Claimants' Claim of Overcharges for 2012 Reclamation. The parties are requested to file a joint status report by **September 29, 2020** indicating whether the remaining issues are ripe for review, whether the parties request the court to continue to hold the applications in abeyance, and whether the parties seek any other relief.

Dated this 28th day of April, 2020, at Anchorage, Alaska.

Yvonne Lamoureux
Yvonne Lamoureux
Superior Court Judge

I certify that on 4/29/2020 a copy of the above was delivered to:
Rider/Bankston
Harki/Rankin

B. Cavanaugh, Judicial Assistant

William M. Bankston
Suzanne Adler
Bankston Gronning Brecht, P.C.
188 W. Northern Lights Blvd., Suite 1020
Anchorage, Alaska 99503
Telephone: (907) 276-1711
Email: wbankston@bgbalaska.com
Email: sadler@bgbalaska.com

Attorneys for Plaintiff

IN THE SUPERIOR COURT FOR THE STATE OF ALASKA

THIRD JUDICIAL DISTRICT AT ANCHORAGE

NYACAU, LLC, BEAR LEASING, LLC and DR. J. MICHAEL JAMES, Plaintiffs, v. GOLDRICH MINING COMPANY and GOLDRICH PLACER, LLC, Defendant.	Case No. 3AN-19-12076 CI

FINAL JUDGMENT

This case has been fully resolved by this Court's ~~Findings of Fact and Conclusions of Law~~ Order dated April 28, 2020. Therefore, final judgment is entered in favor of plaintiff J. Michael James, against the defendant Goldrich Mining Company as follows:

1.	Principal Amount (Reclamation Expenses)	$ 9,858
2.a	Prejudgment Interest on $9,858 (computed at the annual rate of 5% from 7/10/12 to 8/22/18	$ 3,015
2.b.	Prejudgment Interest on $9,858 @ 5% (from 8/23/18 to 12/4/19	$ $632

BANKSTON GRONNING BRECHT, P.C.
Attorneys at Law
6188 W. Northern Lights Blvd Suite 1020
Anchorage, Alaska 99503
Tel. (907) 276-1711 - Fax (907) 279-5358

Bankston Gronning Brecht, P.C.
Attorneys at Law
6188 W. Northern Lights Blvd Suite 1020
Anchorage, Alaska 99503
Tel. (907) 276-1711 - Fax (907) 279-5358

2.c.	Prejudgment Interest on $9,858 @ ~~5%~~ 5.25% YL (from 12/4/19 to the date of judgment)	$ 208
3.	Principal Amount (Stock Purchase Reimbursement)	$ 59,500
3.a	Prejudgment Interest on $59,500 (computed at the annual rate of 5% from 4/2/12 to 12/4/19	$ 22,830
3.b.	Prejudgment Interest on $59,500 @ ~~5%~~ 5.25% YL (from 12/4/19 to the date of judgment)	$ 1,258
4. YL	Sub-Total ~~Prejudgment Interest:~~	$ 97,301
5.	Attorney's Fees Date Awarded: ___________ Judge: ___________	$ ________
6.	Costs: Date Awarded: ___________ Judge: ___________	$ ________
7.	**TOTAL JUDGMENT**	$ ________
8.	Post-Judgment Interest Rate: 5.25 %	

DATED: 4/28/2020

[signature]
Superior Court Judge

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a true and correct copy of the foregoing document (typed in Times New Roman, 13 pt.) was ☐ mailed ☐ faxed ☐ hand-delivered ☐ emailed on the ___ day of March, 2020, to the following:

Christina Rankin
Adam D. Harki
Guess & Rudd P.C.
1029 West 3rd Avenue, Suite 400
Anchorage, Alaska 99501

____
Legal Assistant

I certify that on 4/29/2020 a copy of the foregoing was mailed/emailed to each of the following at their addresses of record.
Alder/Bankston/Harki
Rankin
____
Administrative Assistant

BANKSTON GRONNING BRECHT, P.C.
Attorneys at Law
6188 W. Northern Lights Blvd Suite 1020
Anchorage, Alaska 99503
Tel. (907) 276-1711 - Fax (907) 279-5358